Exhibit 99

NEWS RELEASE

FOR FURTHER INFORMATION, CONTACT:

R. Scott Montgomery	Barry A. Murov
Senior Vice President	Director of Corporate Communications
(636) 733-1305	(636) 733-1303

RELIV INTERNATIONAL TO INTRODUCE
NEW WEIGHT-MANAGEMENT PRODUCT

FOR IMMEDIATE RELEASE

CHESTERFIELD, Mo., Nov. 2, 2006 - Reliv International, Inc., (NASDAQ:RELV), a manufacturer and marketer of proprietary nutritional supplements, today announced it will introduce a new weight-management product in early 2007. The new product is the culmination of more than a year of research and development by Reliv Vice President Dr. Carl W. Hastings.

“We have developed a proprietary product using the latest technology to create a unique blend of ingredients that is designed to curb appetite, enhance lean body mass and inhibit fat production,” Hastings said. “This product is for consumers interested in accelerating their weight loss. The ingredients, as in all Reliv nutritional supplements, are shown by scientific research to be effective and safe,” he added.

“Obesity is one of the most common health problems in the United States. Medical research shows that it may increase your risk of diabetes, high blood pressure, heart disease and other ailments. This product is designed to be part of a program including proper diet and exercise that will help people lose weight and avoid the health concerns related to obesity,” said Hastings.

About Reliv

Reliv International, Inc., based in suburban St. Louis, Mo., develops, manufactures and markets a proprietary line of nutritional supplements addressing basic nutrition, specific wellness needs, weight management and sports nutrition. Reliv sells its products through an international network marketing system of approximately 65,000 independent distributors. Reliv International's common stock trades on NASDAQ under the symbol RELV. Additional information about Reliv can be obtained on the Web at www.reliv.com.

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Statements made in this release that are not historical facts are “forward-looking” statements (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties and are subject to change at any time. These forward-looking statements may include, but are not limited to, statements containing words such as “may,” “should,” “could,” “would,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” or similar expressions.